Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of June 9, 2011, among PRI Medical Technologies, Inc., a Nevada corporation (“PRI”), and its direct parent, Emergent Group Inc., a Nevada corporation (“Emergent”, and along with “PRI”, a “Guaranteeing Subsidiary”), Emergent’s direct parent, Universal Hospital Services, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, UHS Merger Sub, Inc. (the “Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 31, 2007, providing for the issuance of Second Lien Senior Secured Floating Rate Notes due 2015 and 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (collectively, the “Notes”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee a supplemental indenture, dated as of May 31, 2007, pursuant to which it expressly assumed the Issuer’s Obligations under the Indenture and the Notes;

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which each such Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (each a “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.             No Recourse Against Others. A director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or such Guarantor under the Notes, the Indenture, the Subsidiary Guarantees and the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4.             NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.             Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.             The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary and the Company.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

UNIVERSAL HOSPITAL SERVICES, INC.

By:	/s/ Gary D. Blackford
Name: Gary D. Blackford
Title: Chief Executive Officer

EMERGENT GROUP INC.

By:	/s/ Gary D. Blackford
Name: Gary D. Blackford
Title: Chief Executive Officer

PRI MEDICAL TECHNOLOGIES, INC.

By:	/s/ Bruce J. Haber
Name: Bruce J. Haber
Title: Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Authorized Signatory